Exhibit 10.20

Tristan Lam

July 28, 2017

Dear Tristen,

Thanks you for contributing to the Bridge Loan to initiate the Anutra USA OTC public offering beginning shortly. The details of this agreement are as follows:

1.	Bridge Loan – contribution of $10,000. Anutra USA will repay the bridge loan out of proceeds derived from the public sale of Anutra USA stock. The Bridge Loan repayment will be the first use of proceeds. Anutra will pay a 10% annualized interest rate on the Bridge loan. Additionally, Anutra will issue one share of stock per dollar of Bridge Loan contribution, so 10,000 shares will be issued along with the Bridge Loan and interest repayment.

Kind Regards,
Greg

Gregory Bunn
Senior Vice President

PO Box 3115 / Windermere, Florida / 34786321.221.0233 PH / 866.546.1789 FAX / customerservice@anutra.com